Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the use in the Registration Statement on Form S-3 related to Boston Private Financial Holdings, Inc’s (the “Company”) Prospectus to register Common Stock, Preferred Stock, Debt Securities, Warrants, Depositary Shares, Stock Purchase Contracts, Units of the Company, of our reports dated March 13, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the Company’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2012, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

January 4, 2013